RYAN'S FAMILY STEAK HOUSES, INC. REPORTS
            MARCH AND FIRST QUARTER SALES RESULTS

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   SAME-STORE SALES UP FOR THE NINTH CONSECUTIVE QUARTER!



GREER, SOUTH CAROLINA - - Ryan's Family Steak Houses, Inc. (NASDAQ:RYAN) today announced that same-store sales for the 4-week period ended March 29, 2000 ("March") increased by 2.8%. Same-store sales for the quarter ended March 29, 2000 increased by 1.1%. Details follow:

                                      (Unaudited)
                                March            1st
                                 2000          Quarter

Total sales (000's)           $55,234         $168,291
Increase from prior year          +7%              +5%

Average unit sales:
Same stores (open at least 18 mos.)+2.8%         +1.1%
All stores (all Ryan's units)   +3.3%            +1.9%

Management  noted  the  following accomplishments  regarding
March's and the first quarter's sales levels:

March's average unit sales represented an all-time high
     for March;
The  first  quarter's average unit sales represented  a
     record first quarter level;
March's  and  the  first  quarter's  performance   were
     remarkable in light of the severe winter weather in January
     2000 and the strong prior year's sales comparisons (same-store sales: March 1999 = +2.1% and 1Q99 = +1.5%);
Same-store  sales  have been up  for  nine  consecutive
     quarters; and
Same-store sales have been positive for 18 out of the last 22 quarters.

At March 31, 2000, the Company owned and operated 291 Ryan's restaurants.

Financial results for the first quarter 2000 are expected to be released on April 12, 2000. In addition, the Company's next accounting period consists of 5 weeks, ending on May 3, 2000.